Exhibit 10.2

(Multicurrency- Cross Border)

SCHEDULE

to the

ISDA Master Agreement

dated as of August 6, 2004

between

Deutsche Bank AG, New York Branch (“Party A”)

and

CRIIMI Financing Co., Inc. (“Party B”)

Part 1.  Termination Provisions.

(a)                                  “Specified Entity” means:

(i)                                     in relation to Party A: Not Applicable

(ii)                                  in relation to Party B: Not Applicable

(b)                                 “Specified Transaction” shall have the meaning specified in Section 14 of this Agreement save that Section 14 shall be hereby amended by adding the text “commodity transaction, credit derivative transaction, repurchase or reverse repurchase transaction, securities lending transaction” after the words “foreign exchange transaction” in the sixth line thereof.

(c)                                  The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will apply to Party B subject to amendment by adding at the end thereof the following words:

“provided, however, that, notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (A) (I) the default, or other similar event or condition referred to in (1) or the failure to pay referred to in (2) is a failure to pay or deliver caused by an error or omission of an administrative or operational nature, and (II) funds or the asset to be delivered were available to such party to enable it to make the relevant payment or delivery when due and (III) such payment or delivery is made within three (3) Local Business Days following receipt of written notice from an interested party of such failure to pay, or (B) such party was precluded from paying, or was unable to pay, using reasonable means, through the office of the party through which it was acting for purposes of the relevant Specified Indebtedness, by reason of force majeure, act of State, illegality or impossibility.”

If such provisions apply:

“Specified Indebtedness” shall mean any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money other than indebtedness in respect of bank deposits received in the ordinary course of business.

With regard to Party A, “Threshold Amount” means 1% of its shareholders’ equity (i.e., the sum of its capital and disclosed reserves.)

With regard to Party B, “Threshold Amount” means $10,000,000.

(d)                                 The “Credit Event Upon Merger” provision in Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)                                  The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)                                    Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)                                     Market Quotation will apply.

(ii)                                  The Second Method will apply.

(g)           “Termination Currency” means United States Dollars.

(h)                                 “Additional Termination Event” The following shall constitute an Additional Termination Event with respect to Party B: the occurrence of (i) a Change of Control, as such term is defined in the Master Repurchase Agreement dated as of June 30, 2004 entered into between Party A (acting through its Cayman Islands Branch) and Party B (the “Repurchase Agreement”), to Party B, (ii) a termination of the Repurchase Agreement, in which case the provisions of Section 6 will be automatically applied, or (iii) an uncured Event of Default (as defined in the Repurchase Agreement) under the Repurchase Agreement, in which case, either Party A or Party B has given notice under Section 6 of the Agreement to the extent required thereunder.  Party B shall be the Affected Party for purposes of calculating the payments due under Section 6(e) of the Agreement with respect to any Additional Termination Event.

Part 2.  Tax Representations.

(a)                                  Payer Tax Representations.  For the purposes of Section 3(e) of this Agreement, Party A and Party B will each make the following representations to the other:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, each party may rely on:

(i)                                     the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)                                  the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and

(iii)                               the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement,

provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)                                 Payee Tax Representations.

(i)                                     For purposes of Section 3(f) of this Agreement, Party A makes the following representations:

(A)                              It is a “foreign person” within the meaning of the applicable U.S. Treasury Regulations concerning information reporting and backup withholding tax (as in effect on January 1, 2001), unless Party A provides written notice to Party B that it is no longer a foreign person.  In respect of each Transaction it enters into through an office or discretionary agent in the United States or which otherwise is allocated for United States federal income tax purposes to such United States trade or business, each payment received or to be received by it under such Transaction will be effectively connected with its conduct of a trade or business in the United States.

(B)                                In respect of all Transactions (other than those described in (A) above), no payment received or to be received by it in connection with this Agreement is attributable to a trade or business carried on by it through a permanent establishment in the United States.

(ii)                                  For the purpose of Section 3(f) of this Agreement, Party B represents that it is a corporation organized and existing under the laws of the State of Maryland and its taxpayer identification number is:  20-1316052.

Each payment received or to be received by Party B in connection with this Agreement will be treated as effectively connected with the conduct of a trade or business in the United States of America by Party B.

Party B is a “United States person” for U.S. federal tax purposes as that term is defined in Section 7701(a) (30) (or any applicable successor provision) of the U.S. Internal Revenue Code of 1986, as amended.

Part 3.  Documents to be delivered.

(a)                                  For the purpose of Section 4(a)(i), the documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Section 3(d) Representation

Party A	An executed United States Internal Revenue Service Form W-8ECI (or any successor thereto) and an executed United States Internal Revenue Service Form W-8BEN (or any successor thereto).

(i) Upon execution of this Agreement, (ii) promptly upon reasonable demand by Party B and (iii) promptly upon learning that any such form previously provided by Party A has become obsolete or incorrect.

Party B	An executed United States Internal Revenue Service Form W-8ECI (or any successor thereto), Form W-8BEN (or any successor thereto), or W-9 (or any successor thereto), as applicable.	(i) Promptly upon reasonable demand by Party A and (ii) promptly upon learning that any such form previously provided by Party B has become obsolete or incorrect.

(b)                         For the purposes of Section 4(a)(ii), the other documents to be delivered are as follows:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Section 3(d) representation:

Party A and Party B

Evidence of the authority, incumbency and specimen signature of each person executing this Agreement or any Confirmation or other document entered into in connection with this Agreement on its behalf or on behalf of a Credit Support Provider or otherwise, as the case may be.

		Upon or prior to the delivery of each such document by any such person.	Applicable

Party A and Party B

A copy of the most recent annual report containing consolidated financial statements of each party or its Credit Support Provider, if any, and such other public information respecting the condition or operations, financial or otherwise of such party or its Credit  Support Provider, if any, as the other party may reasonably request from time to time.

		Promptly after request by the other party.	Applicable

Party B

A copy of the resolution of Party B’s Board of Directors approving the entering into of this Agreement and each subsequent Transaction hereunder, and a board resolution delegating the powers to named individuals to enter into any Transactions under this Agreement. Party B shall also deliver to Party A a copy of its constituent documents, each certified by an appropriately authorized officer of Party B to the effect that such documents are up to date and in full force and effect and that Party A may continue to rely thereon.

		As of execution of this Agreement	Applicable

Party B	A legal opinion in a form satisfactory to Party A with respect to itself and its Credit Support Provider, if any.	As of execution of this Agreement and any Credit Support Document.	Applicable

Part 4.  Miscellaneous.

(a)                                  Address for Notices.  For the purpose of Section 12(a) of this Agreement, the addresses for notices and communications to Party A and Party B shall be as follows:

TO PARTY A:

(i)                                     All notices to Party A under Sections 5 or 6 of the Agreement (other than notices under Section 5(a)(i)) shall be sent to:

Deutsche Bank AG, Head Office

Taunusanlage 12

60262 Frankfurt

GERMANY

Attention:  Legal Department

Telex No:  411836 or 416731 or 41233

Answerback:   DBF-D

Fax No.:(49)(69) 910-38406

(ii)                                  All notices to Party A (other than those provided for in paragraph (i) above) shall be sent directly to the office through which Party A is acting for the relevant Transaction, using the address and contact particulars specified in the Confirmation for the purposes of confirming that Transaction. If no such particulars are so specified, such notices shall be sent to:

Deutsche Bank AG, New York Branch

60 Wall Street

New York, New York 10005

USA

Attn:  Swap Group

Tel:  (1)(212) 469-4338

Fax:  (1)(212) 469-4654

Telex:  429166

Answerback:  DEUTNYK

TO PARTY B:

CRIIMI Financing Co., Inc.

11200 Rockville Pike, 4th Floor,

Rockville, MD  20852

Attn:  General Counsel

Tel:  301-255-0676

Fax: 301-255-0620

(b)                                 Process Agent.  For the purposes of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:        Not applicable.

Party B appoints as its Process Agent:        Not applicable

(c)                                  Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)                                 Multibranch Party.  For purposes of Section 10(c) of this Agreement:

(i)  Party A is not a Multibranch Party and may act through the New York Branch.

(ii)  Party B is not a Multibranch Party.

(e)                                  The Calculation Agent shall be Party A unless otherwise specified in the relevant Confirmation in relation to a particular Transaction or unless an Event of Default has occurred and is continuing with respect to Party A, in which case the Calculation Agent shall be a recognized dealer designated by Party B to be the Calculation Agent.

(f)                                    Credit Support Document. Details of any Credit Support Document:

Credit Support Annex and Master Netting Agreement, each dated as of the date hereof, between Party A and Party B, as the same may be amended, modified, supplemented, restated or replaced from time to time by agreement between Party A and Party B.

(g)                                 Credit Support Provider.  Credit Support Provider means in relation to Party A or Party B:

Not applicable

(h)                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of law doctrine).

(i)                                     Netting of Payments.   Subparagraph (ii) of Section 2(c) of this Agreement will apply to all Transactions.

(j)                                     “Affiliate” will have the meaning specified in Section 14 of this Agreement.

Part 5.  Other Provisions.

1.                                       Representations.  Section 3(a) is amended by adding the following paragraphs (vi), (vii), (viii), (ix) and(x):

“(vi)                        Non-Reliance, Etc.  Each party will be deemed to represent to the other party on the date that it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(a)                                  Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction: it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered to be investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(b)                                 Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms and conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(c)                                  Status of Parties.  The other party is not acting as a fiduciary for or adviser to it in respect of that Transaction.”

(vii)                           Commodity Exchange Act.  Each party represents to the other party on and as of the date hereof and on each date on which a Transaction is entered into between them that:

(a)                                  each Transaction is intended to be exempt from, or otherwise not subject to regulation under, the Commodity Exchange Act; and

(b)                                 such party is an “eligible contract participant” within the meaning of the Commodity Exchange Act, Section 1a(12).

(viii)                        No Agency. It is entering into this Agreement and each Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(ix)                                Negotiated. The material terms of this Agreement and each Transaction have been and will be individually tailored and negotiated.”

2.                                       Consent to Recording.

Each party (i) consents to the recording of the telephone conversations of trading and marketing and/or other personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction (ii) agrees to obtain any necessary consent of and give notice of such recording to such personnel of it and its Affiliates; and (iii) agrees that recordings may be submitted in evidence in any Proceedings relating to this Agreement.

3.                                 Tax Provisions.

(a)                                  The definition of Tax Event, Section 5(b)(ii), is hereby modified by (i) adding the following provision at the end thereof: “provided, however, that the parties acknowledge that the proposal of laws, regulations or guidelines, shall not, prior to the actual adoption or enactment thereof, constitute a Termination Event hereunder;” and (ii) adding before the words “there is a substantial likelihood that” the following words: “in the written opinion of tax counsel of recognized standing”.

(b)                                 The definition of term “Indemnifiable Tax” is amended by adding the following provisions at the end thereof:

“Notwithstanding the foregoing, “Indemnifiable Tax” also means any Tax imposed in respect of a payment under this Agreement by reasons of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.”

4.                                       Set Off.

Section 6 of this Agreement is amended by the addition of the following Section 6(f):

“(f)                              Upon the designation of any Early Termination Date, the party that is not the Defaulting Party or Affected Party (“X”) may, without prior notice to the Defaulting or Affected Party (“Y”), set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Y to X or any Affiliate of X (the “X Set Off Amount”) against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y (the “Y Set Off Amount”).  X will give notice to the other party of any set off effected under this Section 6(f).

For this purpose, either the X Set Off Amount or the Y Set Off Amount (or the relevant portion of such set off amounts) may be converted by X into the currency in which the other set off amount is denominated at the rate of exchange at which X would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If a sum or obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

5.                                       Escrow.

On any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow.  In this case deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment if there is a time difference between the cities in which payments are to be made) on that date with an escrow agent selected by the party giving the notice and reasonably acceptable to the other party, accompanied by irrevocable payment instructions (a) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (b) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow at such party’s request.  The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

6.                                       Transfer.

Notwithstanding Section 7 of this Agreement, this Agreement, any interest or obligation in or under this Agreement or any Transaction may not be transferred by (a) Party A without the written consent from Party B, provided however that (i) Party A may transfer all, but not less than all, of its interests and obligations in and under this Agreement and all Transactions without such consent to an affiliate of Party A if no Event of Default with respect to Party A is then continuing or will result from such transfer and the obligations and rights of Party B are not increased or diminished, respectively, as a result of such transfer, (ii) Party A agrees to only transfer to a transferee in a ‘netting” jurisdiction in which netting under this Agreement shall be enforceable, (iii) it would not as of the date of such transfer be unlawful for either party to perform any obligation under this Agreement as a result of such transfer and ((iv) the rights and obligations of Party A under the Repurchase Agreement are transferred to the same entity to which Party A transferred this Agreement; or (b) by Party B without the written consent from Party A, in either case, such written consent not to be unreasonably withheld or delayed and any transfer without such required written consent shall be void and of no force or effect .

7.                                       Additional Acknowledgments and Agreements of the Parties.

(a)                                  Deutsche Bank Securities Inc.  Each party acknowledges and agrees that (i) Deutsche Banc Alex. Brown Inc. or another designated Affiliate of Party A (the “Designated Agent”) will act as agent for Party A in connection with certain Transactions when so specified in the Transaction Confirmation; and (ii) the Designated Agent is acting solely as agent and shall have no liability for the performance of either party’s obligations under this Agreement or any Transaction, or for costs, expenses, damages or claims arising out of the failure of either party to perform any such obligation.

(b)           Bankruptcy Code.  Without limiting the applicability if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all Transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Section 6 of this Agreement will constitute contractual rights to liquidate Transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(c)                                  Waiver of Right to Trial by Jury.  Each of the parties hereby irrevocably waives any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or any Transaction.

8.                                       Change of Account. Section 2(b) is hereby amended by adding the following at the end thereof:

“and provided that, unless the other party consents (which consent shall not be unreasonably be withheld), such new account shall be in the same tax jurisdiction as the original account.”

9.                                       Default under Specified Transactions. The provisions of Section 5(a)(v) of this Agreement are modified by adding, immediately prior to the semicolon at the end thereof, the following:  “provided, however, that it shall not constitute an Event of Default under Section 5(a)(v) if (A) such event of default or failure to pay arises in the ordinary course of business by mistake, oversight, or transfer difficulties, (B) funds were available to such party to enable it to make the relevant payment when due, and (C) such event of default or failure to pay is remedied on or before the fifth Business Day after the occurrence or existence of such event of default or failure to pay.”

10.                                 Cross Default. The provisions of Section 5(a)(vi) of this Agreement are modified by adding, immediately prior to the semicolon at the end thereof, the following:  “provided, however, that it shall not constitute an Event of Default under Section 5(a)(vi) if (A) such event of default or failure to pay arises in the ordinary course of business by mistake, oversight, or transfer difficulties, (B) funds were available to such party to enable it to make the relevant payment when due and (C) such event of default or failure to pay is remedied on or before the fifth Business Day after the occurrence or existence of such event of default or failure to pay.”

11.                                 Payment Date During Transfer Period. If the parties are required by Section 6(b)(ii) to make efforts to transfer certain obligations under this Agreement in connection with a Termination Event, and a Payment Date (as defined in the related Confirmation) will occur under the relevant Affected Transaction during the period specified in Section 6(b) for those efforts, then the payment(s) due to be made on that Payment Date shall be postponed until the earlier of (i) the Business Day following the day on which a transfer is affected in consequence of such efforts; (ii) the Business Day following the day on which such period ends, if an Early Termination Date is not designated by a party on such day; and (iii) the Early Termination Date for the relevant Affected Transaction, with such postponed amounts then being treated as Unpaid Amounts.  In either case, the postponed payment(s) shall bear interest (before as well as after judgment) at the Applicable Rate from (and including) such Payment Date to (but excluding) the date of actual payment.

12.                                 All Confirmations. Promptly after the Trade Date of each Transaction, the parties will confirm the terms and conditions of any Transaction entered into between them pursuant to the terms of this Agreement by means of an exchange of telexes or facsimile transmissions in substantially the form set out as Exhibit I to the Definitions (or such other form as may be agreed by the parties). The parties hereby agree that any such exchange of telexes or facsimile transmissions shall constitute a Confirmation for all purposes hereunder.  For the avoidance of doubt, this Agreement relates to all Confirmations, whether by telex, facsimile or letter, entered between Party A and Party B on or after the date of this Agreement, including, without limitation, those entered into prior to actual execution of this Agreement.

DEUTSCHE BANK AG,		CRIIMI FINANCING CO., INC.
NEW YORK BRANCH

By:	/s/ Kathleen Yohe	By:	/s/ Mark A. Libera
Name: Kathleen Yohe		Name: Mark A. Libera
Title: Vice President		Title: Acting General Counsel/VP
Date:		Date:

By:	/s/ Carlo-Edoardo Carlon	By:
Name: Carlo-Edoardo Carlon		Name:
Title: Vice President & Counsel		Title:
Date:		Date: